Exhibit 99.1

PRESS RELEASE

Contacts:

Derek Cole

Vice President, Investor Relations

720.540.5367

dcole@allos.com

THREE PDX (Pralatrexate) STUDIES PRESENTED AT THE 2007

AACR-NCI-EORTC CONFERENCE

MTD in NSCLC Identified; Phase 2 Study Planned

Westminster, CO, October 25, 2007 — Allos Therapeutics, Inc. (Nasdaq: ALTH), a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer, today announced that results from three PDX studies were presented as posters during the 2007 AACR-NCI-EORTC conference held October 22-26, 2007 in San Francisco, California.  The posters described the effects of PDX (pralatrexate) in patients with non-small cell lung cancer (NSCLC), in patients with relapsed or refractory non-Hodgkin’s lymphoma (NHL) and Hodgkin’s disease, and in human cancer models in vivo and in vitro.

PDX in NSCLC (Phase 1)

The poster entitled “Phase 1 study of the antifolate pralatrexate when given with vitamin B12 and folic acid supplementation in patients with advanced non-small cell lung cancer (NSCLC)” presented results of this Phase 1 dose ranging study.  In the study, a total of 22 patients with relapsed or refractory NSCLC were treated at doses of 150 to 325 mg/m2 of PDX.   The maximum tolerated dose (MTD) was determined to be 270 mg/m2, which is twice that observed in a previous Phase 1 study in which PDX was administered without vitamin supplementation. Clinically significant radiologic responses were observed. Greater than 50% of patients (13/22) received two or more prior treatment regimens.  Based on PDX clinical experience to date, the Company plans to initiate a randomized Phase 2 study of PDX in patients with NSCLC.

PDX in NHL (Phase 1/2)

The poster entitled “A Phase ‘2-1-2’ Study of Two Different Doses and Schedules of Pralatrexate, A High Affinity Substrate for the Reduced Folate Carrier (RFC-1), in Patients with Relapsed or Refractory Lymphoma Reveals Marked Activity in T-Cell Malignancies” presented additional interim data from the on-going study of PDX in patients with relapsed or refractory non-Hodgkin’s lymphoma (NHL) and Hodgkin’s disease. Responses were observed in 14 of 26 (54%) evaluable patients with T-cell lymphoma, with the duration of response typically exceeding the previously administered line of chemotherapy.  No major safety concerns were identified in this heavily pre-treated population.  These results are consistent with the interim data presented at the 2006 American Society of Hematology (ASH) meeting.

PDX In Vivo and In Vitro

The poster entitled “Differential Activity and Potential Mechanism of Action of Pralatrexate (PDX), Methotrexate (MTX), and Pemetrexed (Alimta®) in Human Cancer Models In Vivo and In Vitro” presented results from a pre-clinical study that investigated the mechanism of action of PDX and its differences from other antifolates. The results suggest that PDX is mechanistically different from MTX and Alimta and that these differences may be due to enhanced uptake of PDX into the tumor cell and/or greater intracellular accumulation and polyglutamylation, resulting in greater inhibition of dihydrofolate reductase (DHFR). In addition, PDX induced greater tumor regression compared to MTX or Alimta in two human NSCLC xenograft models, including the highly aggressive H460 model.

Copies of each of the posters referenced above are available for review on the Allos website (www.allos.com) under the “Presentations” tab of the “Investor Relations” section of the website.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (ALTH) is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer. The Company’s lead product candidate, PDX (pralatrexate), is a novel antifolate currently under evaluation in a pivotal Phase 2 (PROPEL) trial in patients with relapsed or refractory peripheral T-cell lymphoma. The PROPEL trial is being conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment, or SPA process. The Company is also investigating PDX in patients with non-small cell lung cancer and a range of other lymphoma sub-types. The Company’s other product candidate is RH1, a targeted chemotherapeutic agent for which the Company expects to initiate a Phase 1 study in patients with advanced solid tumors in the second half of 2007. For additional information, please visit the Company’s website at http://www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the Company’s plans to initiate a Phase 2 study of PDX in patients with NSCLC, and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the Company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; and that the Company may lack the financial resources and access to capital to fund planned or future clinical trials of its product candidates, or to continue evaluating their therapeutic utility in other potential indications.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

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